Exhibit 99.1

FOR IMMEDIATE RELEASE:

April 4, 2006

WELLS FARGO HOME MORTGAGE, DOMINION HOMES

LAUNCH JOINT VENTURE

DUBLIN, Ohio – Last Friday, Dominion Homes, Inc. and Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A., one of the nation’s leading providers of residential mortgages, formalized and named their previously announced new joint venture, Centennial Home Mortgage, LLC. This operation will originate, process and fund mortgage loans for Dominion Homes’ customers, in Ohio, Kentucky, and Indiana, as well as for the general public.

Centennial Home Mortgage will provide mortgage origination services, including reviewing applications and pre-qualifying buyers for home loans. These services were formerly provided by Dominion Homes Financial Services, Ltd., a subsidiary of Dominion Homes, Inc. In addition, Centennial Home Mortgage will operate as a mortgage lender with a capital structure that allows it to fund the mortgages it originates. Wells Fargo owns the majority share of the new company, and is responsible for day-to-day operations and regulatory compliance.

Mike Biagi has been named managing officer of Centennial Home Mortgage. Mr. Biagi has over 15 years of experience in the mortgage lending industry. For the past seven years, he has been an assistant vice president and branch manager for Wells Fargo Home Mortgage in Central Ohio.

“Centennial Home Mortgage will provide our customers with the benefits of outstanding mortgage products and services that are competitively priced and offered by a highly respected player in the industry. It will also allow us to concentrate on our core business of selling and building homes” said William Cornely, chief financial officer of Dominion Homes.

Celebrating its centennial year, Wells Fargo Home Mortgage is the nation’s No. 1 retail mortgage lender* and a leading servicer of home mortgages. As a division of Wells Fargo Bank, N.A., it has a local presence in more than 2,400 mortgage stores and bank branches, plus the capabilities to serve the home financing needs of customers nationwide through its call centers, Internet presence, and wholesale lending operations. Wells Fargo Home Mortgage services loans for approximately 5.7 million customers in all 50 states from its base of operations in Des Moines, Iowa.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The company’s “The Best of Everything” philosophy focuses on providing its customers with premium products, quality and customer service. Additional information about Dominion and its homes is available on its website (www.dominionhomes.com).

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*	Based on year-end 2005 statistics compiled by Inside Mortgage Finance - Feb. 17, 2006

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Dominion Homes, Inc. Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this press release are based on information presently available to the management of Dominion Homes, Inc. Dominion Homes, Inc. assumes no obligation to update any forward-looking statements.

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FOR MORE INFORMATION, CONTACT:

William Cornely or Lori Steiner

614-356-5000